Exhibit 10.1

September 21, 2016

Robert Madore

Dear Robert,

We are pleased to offer you a position with American Eagle Outfitters, Inc. or one of its subsidiaries or affiliates (collectively, the “Company”) in Pittsburgh, PA. This letter confirms the terms of the Company’s offer with respect to your planned employment. You will join the Company as EVP, Chief Financial Officer, reporting directly to the Chief Executive Officer. The details of the offer are outlined below.

This offer letter and the terms of our offer are strictly confidential. To the fullest extent permitted by law, you agree to keep this offer and its terms confidential and you will not disclose the offer or its terms to any third party (excluding your spouse, lawyer, tax advisor or pursuant to court order). You understand that if you breach this provision the offer will be automatically revoked and the Company will have no obligation to you. Notwithstanding the foregoing, in the event the offer letter is publically disclosed by the Company, the confidentiality and non-disclosure restrictions shall not include any information publically disclosed.

Anticipated Start Date (“Start Date”): The Company anticipates that your first day of employment will be October 28, 2016.

Sign on Compensation:

Sign-on Bonus: A one-time cash bonus of $500,000 will be paid within the first week of January of 2017, subject to the attached repayment agreement.

Ongoing Compensation & Benefits:

Salary: You will receive an annualized base salary of $850,000, payable every two weeks in accordance with the Company’s normal payroll practices.

Annual Incentive Compensation Bonus: You will be eligible to earn an annual incentive compensation bonus for each fiscal year of your employment, with (a) a target opportunity of 85% of your base salary actually paid in the fiscal year and (b) a maximum opportunity of 170% of your base salary actually paid in the fiscal year. If your start date falls on or before the final business day of the Company’s 3rd quarter (October 29,2016), you will first be eligible to receive this bonus for the Company’s 2016 fiscal year (to be paid in Spring 2017). For each performance year, the actual amount of your incentive compensation bonus will be determined at the sole discretion of the management, based upon: (i) the achievement of the Company and brand (if applicable) financial performance-based goals to be established by the Compensation Committee of the Board of Directors; and (ii) your overall level of performance. In order to be eligible to receive an incentive compensation bonus, you must remain continuously employed by the Company or any of its subsidiaries or affiliates in a bonus eligible position through the date that it is paid.

Annual Equity Compensation:

Restricted Stock Units: Beginning in Spring 2017, you will be granted an annual Restricted Stock Unit award (Annual RSU Award) in respect of a number of shares equal to $255,000 divided by the closing price of the Company’s common stock on the grant date. The Annual RSU Award will be a part of the ordinary course fiscal year 2017 grant made by the Committee and shall be subject to all terms and conditions set forth in the 2014 Plan, and an award agreement in the form determined by the Committee.

The Annual RSU Award will vest proportionally over three years from the grant date based solely on your continued service to the Company over that period.

Performance Share Plan: Beginning in Spring 2017, you will be granted a Performance Share Plan award (Annual PS Award) under the company long-term restricted stock unit incentive plan. The target number of shares which you may earn under the Annual PS Award is $595,000 divided by the closing price of the Company’s common stock on the grant date. Vesting of the Annual PS Award will be contingent upon the achievement of Company performance goals for a given 3-year period. Based upon Company performance, the Annual PS Award will vest at the time that the Committee certifies the level of achievement of goals for the 3-year period, subject to your continued employment through the vesting date. The actual number of units vested will be based upon a sliding performance scale, varying between 0-150% of the target award. Units which do not vest based on Company performance will be forfeited.

The Annual PS Award will be part of the ordinary course fiscal year 2017 grant made by the Committee and shall be subject to all terms and conditions set forth in the 2014 Plan, and an award agreement in the form determined by the Committee.

The Company reserves the right in its sole discretion to change or modify the manner or mode of delivering compensation and benefits for a performance year that the Company, in its sole discretion, deems equivalent.

Performance Review: Annual performance appraisals take place in March. You will receive your first evaluation for merit consideration in Spring, 2018 with an April effective date.

Benefits Plans and Other Programs: You will be eligible to participate in the Company’s benefit plans and programs that the Company offers to its other senior executives, subject to the provisions of those plans.1 These benefits include a 401(k) plan, medical, dental, vision, and life insurance, and short and long term disability insurance. For an additional overview of other provided benefits please refer to the enclosed booklet for benefits. Some additional benefits are outlined below:

•	Employee Stock Purchase Plan: You will be eligible to start contributing on the first pay period of the month following your 60th day of employment. You can contribute any dollar amount up to $100 per pay period (or more without the Company match, pursuant to the terms of the plan), and the Company will match 15% of your contribution, up to $15.00 per pay. This stock vests immediately!

•	401(k) Plan: You will be eligible to begin contributing on the first pay period of the month following your 60th day of employment. Associates are automatically enrolled at a three percent (3%) of pay contribution rate, which is deducted from pay. If you wish to decline enrollment or contribute at a different rate, you must contact The Principal by the 20th of the month prior to your eligibility. Automatic increases will occur January 1st of every year after you are Company match eligible and will stop when you reach an elective deferral rate of six percent (6%) of pay. The Company will match on associate contributions of the first 6% of pay after one year of service with the following scale: 1-3% Associate contribution = 100% Company match; 4-6% Associate contribution = 50% Company match (this means that if you contribute 6% of pay, you will receive an aggregate Company match of 4.5%). In addition, Associates may contribute up to 30% of their annual pay up to the IRS annual allowable maximum. Associates are 100% vested in their employee contribution from day one and are 100% vested in the employer match after two years of employment.

•	Deferred Compensation Plan: Upon eligibility, you may elect to contribute a portion of your salary and, in future years, your bonus to the Deferred Compensation Plan on a tax-deferred basis. This plan provides you with an additional savings vehicle and allows scheduled withdrawals without early withdrawal penalties in accordance with its terms.

•	Health Insurance: Medical, dental and vision coverage (if you elect to participate) will begin with the pay period following the 60th day of your start date. You can choose between our Aetna US Healthcare Open Choice PPO plan, Highmark Blue Cross Blue Shield PPO, or Aetna High Deductible Health Plan. Each medical plan option provides prescription drug coverage through Express Scripts. Dental coverage is available through Delta Dental and Vision coverage available through Ameritas Group.

•	Cobra: The Company will reimburse you for 70% of the cost of COBRA insurance you purchased from your prior employer for yourself and your eligible dependents until you are eligible to begin medical coverage under the Company’s group health plan. You must provide documentation of premiums (a copy of the endorsed check used for payment or an electronic payment confirmation statement) to our Benefits Department within 30 days of payment.

[1]	Receipt of this letter does not automatically entitle you to benefits offered by the Company. Rather, the letter provides an overview of select health insurance and other benefits. If there is any discrepancy between this letter and the official benefits plan documents, the plan documents always will govern. The Company reserves the right to amend or terminate any benefit plan in its sole discretion at any time and for any reason. The Company also retains the discretion to interpret any terms or language used in this letter and any such interpretation shall be binding on you.

•	Relocation: The Company is providing relocation assistance to help defray moving costs and other expenses you may incur as you relocate to your new office in Pittsburgh, PA as outlined in the Company’s relocation guide. Details regarding these benefits will be provided to you in a separate document under separate cover. You will be contacted by the Relocation Services Department with additional details once you have accepted this offer.

•	Paid Time Off (PTO): You will accrue paid time off each pay period (every two weeks) to earn a maximum of 28 PTO days in your first year of employment. You may generally begin to use your PTO days after 60 days of your start date. PTO is inclusive of all personal, sick and vacation days and does not roll over across calendar years. The Company also observes 9 holidays throughout the year (holiday pay will apply).

Payments Subject to Withholdings & Deductions: The amount of any payment made to you by the Company under the terms of this letter will be reduced by any required taxes, withholdings, and other authorized employee deductions as may be required by law or as you have elected under the applicable benefit plans.

Associate Discount: You will receive 40% off regular price merchandise and 25% off sale merchandise.

At Will Employment: The terms of this letter do not imply employment for any specific period of time. The Company is an “at will” employer. This means that you can terminate your employment at any time and for any reason and the Company can also terminate your employment at any time and for any reason.

Notice Period Obligations: By signing this letter, you represent to the Company that your acceptance of this offer and agreement to accept employment with the Company under these terms will not conflict with, violate or constitute a breach of any employment or other agreement to which you are a party and that you are not required to obtain the consent of any person, firm, corporation or other entity in order to accept this offer of employment.

Non-Disclosure of Confidential, Business and Proprietary or Trade Secret Information: You further represent and agree that you will not knowingly use or otherwise disclose any confidential, business and proprietary or trade secret information obtained as a result of any prior employment, unless specifically authorized to do so by your former employer(s). You should clearly understand that this provision of this letter should be regarded as this Company’s explicit instruction for you not to use or disclose this information in breach and / or violation of your representations and agreement.

Confidentiality, Non-competition and Intellectual Property Agreement: Your employment is conditioned upon your execution of the form of Confidentiality, Non-Competition and Intellectual Property Agreement attached to this letter.

Background Checks /I-9 Documentation: Any offer with the Company is contingent upon the satisfactory completion of various background investigations that may include reference checks, employment and education verification, and a federal / national and county level criminal conviction investigation. At or around the time you receive this offer letter, you will be required to sign and return the Pre-Hire Authorization form and Fair Credit Reporting Act forms. Your hiring and employment with the Company is contingent upon successful completion of your references, your submission to and your ability to provide documentation sufficient to complete form I-9 as required by law. If your background investigation is unsatisfactory, your contingent employment will be terminated.

Contractual Severance Payment: You understand that your employment may be terminated by the Company at any time without notice or any payment in lieu thereof for “cause,” as determined by the Company. Cause will be defined in the same manner as it is in the Change in Control Agreement in place and effective at the time of your termination. If your employment is involuntarily terminated by the Company, other than a termination for cause and in exchange for your execution and non-revocation of a general release of claims in the form provided by the Company (the “General Release”), you will receive severance in the form of a series of equal installment payments payable every other week (“Biweekly”) in accordance with the Company’s normal payroll practice as in effect on the date of termination in an amount equal to your then Biweekly base salary for a period of up to twelve months or until you obtain other employment with the first installment to commence no later than the first payroll date which occurs after the 55th day following your separation from service. If the period during which the installments must commence covers two calendar years, the first installment will commence in the second calendar year. The first installment shall include a “catch up” payment consisting of any amounts that would have been paid earlier had the payments commenced on the first payroll date following the last day of employment. You will not receive any severance payments if you voluntarily resign or if your termination is a result of your death or disability.

Section 409A: The obligations under this letter agreement are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception to the maximum extent permissible. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this letter agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code. In no event may you, directly or indirectly, designate the calendar year of any payment under this letter agreement. All payments to be made upon a termination of employment under this letter agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on you pursuant to Section 409A of the Code.

Notwithstanding anything herein to the contrary, if you are considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of your termination of employment), any payment or benefit that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to you under this letter agreement during the six-month period immediately following your separation from service (as determined in accordance with Section 409A of the Code) on account of your separation from service shall be accumulated and paid to you on the first business day of the seventh month following your separation from service, to the extent necessary to avoid penalty taxes or accelerated taxation pursuant to Section 409A of the Code.

This letter and its attached documents which are incorporated herein by reference as if fully set forth, constitute the complete understanding between you and the Company concerning the subject matters(s) addressed, and they supersede any prior or written understanding regarding the terms and conditions of your employment with the Company. No representations have been made to you other than those contained herein. No oral modifications to the commitments made herein shall be valid. Any changes to these terms must be in writing and signed by you and an authorized representative of the Company.

This offer is contingent upon satisfactory references and assessment results.

Sincerely,

/s/ Jay Schottenstein

Jay Schottenstein

Chief Executive Officer

I have read and understand, and by my signature below agree to the terms and conditions of this letter:

/s/ Robert Madore	September 23, 2016
Robert Madore	Date

AMERICAN EAGLE OUTFITTERS, INC.

RELOCATION EXPENSE PAYBACK AGREEMENT

For: Robert Madore

In exchange for American Eagle Outfitters, Inc.’s (“American Eagle Outfitters” or the “Company”) agreement to provide monetary assistance to me in connection with my relocation to Pittsburgh, I agree as follows:

(1) I acknowledge that I have read this American Eagle Outfitters Relocation Expense Payback Agreement and that I understand its provisions.

(2) I acknowledge that the Company has agreed to pay directly to me, or to third parties on my behalf, the following benefits in connection with my relocation to Pittsburgh:

• Cost of moving household goods	• Home finding trip expenses

• Relocation allowance	• Travel to the new location

• Tax gross-up

• Miscellaneous expenses related to my relocation

• Temporary living and return trips home

For purposes of this Agreement, the total amount of the relocation benefits paid directly to me or on my behalf shall be referred to as the “Total Relocation Amount”.

(3) I agree that if I voluntarily terminate my employment with the Company, or any of its affiliated entities or subsidiaries, for any reason whatsoever, or if I am dismissed by the Company, or any of its affiliated entities or subsidiaries based on gross misconduct or proven dishonesty, before the second anniversary of the date of my signature to this Agreement, I will pay a prorated portion based upon time worked during the 24 month period of the Total Relocation Amount in accordance with this Section 3.

(4) If I leave the Company’s, or any of its affiliated entities or subsidiaries, employment as stated above, I authorize the Company to deduct from monies otherwise due to me, any amounts I am obligated hereunder to pay. I understand that if such monies are not sufficient to repay the full amount that I owe, I will immediately pay the remainder owing to the Company under this Agreement. In the event that I fail to repay the amounts due within 30 days following the date that I terminate my employment, I will also pay the Company interest at an annual rate of one (1%) percent over prime on all amounts that remain unpaid after the end of such 30-day period.

(5) In the event I breach this Agreement, or default on my obligation to repay all of the Total Relocation Amount, I agree to pay the Company’s cost (including reasonable attorneys’ fees and court costs) of collecting any amounts payable under this Agreement. Any dispute arising under or in connection with the agreement shall be subject to the exclusive jurisdiction of the state courts located in Pennsylvania.

(6) I understand that the Company’s agreement to provide me with the Total Relocation Amount as outlined herein is made in the Company’s sole discretion. This does not guarantee my employment with American Eagle Outfitters as the Company is an “at-will” employer.

(7) This Agreement is in addition to, and does not replace or supersede, any other repayment Agreement I have entered into with the Company and/or its affiliated entities or subsidiaries.

/s/ Robert Madore	September 23, 2016
Robert Madore	Date

Jolene Sunseri	September 23, 2016
Jolene Sunseri	Date

THIS RELOCATION EXPENSE PAYBACK AGREEMENT MUST BE SIGNED AND RETURNED TO AMERICAN EAGLE OUTFITTERS, INC. BEFORE ANY AMOUNTS WILL BE PAID IN CONNECTION WITH YOUR RELOCATION.

AIReS

6 Penn Center West

Suite 200

Pittsburgh, PA 15276

AMERICAN EAGLE OUTFITTERS, INC.

SIGN-ON BONUS PAYBACK AGREEMENT

American Eagle Outfitters

For: Robert Madore

In exchange for American Eagle Outfitters, Inc.’s (“American Eagle Outfitters” or the “Company”) agreement to provide a one-time, sign-on bonus in the amount of $500,000 (gross) to me in connection with my employment, I agree as follows:

(1) I acknowledge that I have read this American Eagle Outfitters Sign-On Bonus Payback Agreement and that I understand its provisions.

(2) I agree that if I voluntarily terminate my employment with American Eagle Outfitters or I am dismissed by the Company based on gross misconduct or proven dishonesty during the first 24 months of employment following my start date, I will payback to American Eagle Outfitters a prorated amount of the monies based on the time worked during the 24 month period.

(3) If I leave American Eagle Outfitters employment as stated above, I authorize them to deduct from monies otherwise due me, any amounts I am obligated hereunder to pay. I understand that if such monies are not sufficient to repay the full amount I owe, I will immediately pay the remainder owed to American Eagle Outfitters under this Agreement. In the event that I fail to pay the remaining amounts due within 30 days following the date that I terminate my employment, I will also pay the Company interest at an annual rate of one (1%) percent over prime on all amounts that remain unpaid after the end of such 30-day period.

(4) I understand that the Company’s agreement to provide me with this Sign-On Bonus is made in the Company’s sole discretion. This does not guarantee my employment with American Eagle Outfitters as the Company is an “at-will” employer.

(5) In the event that I fail to adhere to the repayment obligations as outlined herein, I also agree to pay American Eagle Outfitters cost (including reasonable attorney’s fees and court costs) of collecting any amounts payable under this Agreement. Any dispute arising under or in connection with the agreement shall be subject to the exclusive jurisdiction of the state courts located in Pennsylvania.

(6) This Agreement is in addition to, and does not replace or supersede, any other repayment Agreement I have entered into with the Company and/or its affiliated entities or subsidiaries.

Signature:    /s/ Robert Madore

Print Name: Robert Madore

Date: September 23, 2016

ONE COPY OF THIS AMERICAN EAGLE OUTFITTERS, INC. SIGN-ON BONUS PAYBACK AGREEMENT MUST BE SIGNED AND RETURNED TO HUMAN RESOURCES PRIOR TO PAYMENT OF ANY AMOUNT. PLEASE RETAIN THE OTHER FOR YOUR RECORDS.